EXHIBIT 99.1

NETWORK-1 REPORTS THIRD QUARTER RESULTS

New York, New York - November 15, 2017 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP) today announced financial results for the quarter ended September 30, 2017.

Network-1 had revenue of $3,237,000 for the three months ended September 30, 2017 as compared to revenue of $34,326,000 for the three months ended September 30, 2016.  The revenue for the three months ended September 30, 2016 includes revenue of $32,900,000 from fully-paid licenses and license initiation fees related to patent litigation settlements.  Excluding such revenue from fully-paid licenses and license initiation fees related to litigation settlements, revenue for the three months ended September 30, 2017 increased $837,000 or 59% as compared to the three months ended September 30, 2016 due primarily to increased revenue from royalty bearing licenses for Network-1's Remote Power Patent.

Network-1 had revenue of $14,320,000 for the nine months ended September 30, 2017 as compared to revenue of $59,963,000 for the nine months ended September 30, 2016. The revenue for the nine months ended September 30, 2016 includes revenue of $33,800,000 from fully-paid licenses and license initiation fees related to litigation settlements and $17,500,000 from settlement of a professional liability claim al liability claim.  Excluding such revenue from fully-paid licenses and license initiation fees related to patent litigation settlements and revenue from the one-time professional liability settlement, revenue for the nine months ended September 30, 2017 increased $2,384,000 or 27.5% compared to the nine months ended September 30, 2016 primarily due to increased revenue from royalty bearing licenses for Network-1's Remote Power Patent.

Network-1 reported net income of $648,000 or $0.03 per share (basic) and $0.02 per share (diluted)) for the three months ended September 30, 2017 compared with net income of $10,832,000 or $0.46 per share (basic) and $0.43 per share (diluted) for the three months ended September 30, 2016.  The decrease in net income of $10,184,000 was primarily due to income associated with revenue of $32,900,000 from full-paid licenses and license initiation fees related to patent litigation settlements for the three months ended September 2016.

Network-1 reported net income for the nine months ended September 30, 2017 of $4,460,000 or $0.18 per share (basic) and $0.17 per share (diluted) as compared with net income of $22,882,000 or $0.98 per share (basic) and $0.93 per share (diluted)) for the nine months ended September 30, 2016.  The decrease in net income of $18,422,000 was primarily due to income associated with revenue for the nine months ended September 30, 2016 of $33,800,000 for fully-paid licenses and license initiation fees related to litigation settlements and the $17,500,000 professional liability settlement.

At September 30, 2017, Network-1 had cash and cash equivalents of $52,265,000 and working capital of $54,101,000.  Network-1 believes based on its current cash position and projected licensing revenue from its existing license agreements and other revenue that it will have sufficient cash to fund its operations for the foreseeable future.

On June 16, 2017, Network-1 announced that its Board of Directors had extended and increased its previously announced share repurchase program (the "Share Repurchase Program"), permitting Network-1 to repurchase up to $5,000,000 of shares of its common stock over the next two years (for a total authorization since inception of the program of approximately $17,000,000). Since inception of the Share Repurchase Program in August 2011 through September 30, 2017, Network-1 repurchased an aggregate of 7,201,597 shares of its common stock under the Share Repurchase Program at an average price of $1.75 per share or an aggregate cost of approximately $12,589,253 (exclusive of commissions).  During the three months ended September 30, 2017, Network-1 repurchased 39,872 shares of its common stock at an aggregate cost of $149,253 (exclusive of commissions) or an average per share price of $3.74.

On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

On February 2, 2017, Network-1's Board of Directors declared an initial semi-annual cash dividend of $0.05 per common share with a payment date of March 24, 2017 to all common stockholders of record as of March 3, 2017.

On July 25, 2017, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share with a payment date of September 20, 2017 to all common stockholders of record as of September 1, 2017.

On May 9, 2017, Network-1's wholly-owned subsidiary, Mirror Worlds Technologies, LLC, initiated patent litigation against Facebook, Inc. in United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439, patents within Network-1's Mirror Worlds Patent Portfolio.  The lawsuit alleges that the aforementioned patents are infringed by Facebook's core technologies that enable Facebook's Newsfeed and Timeline features.  The lawsuit further alleges that Facebook's unauthorized use of the stream based solutions of the asserted patents has helped Facebook become the most popular social networking site in the world.

In August 2017, Network-1 entered into a settlement agreement with Axis Communications, Inc. and affiliated entities ("Axis") with respect to its litigation in the United District Court, Eastern District of Texas, for infringement of its Remote Power Patent.  In connection with the settlement, Axis received a fully-paid license for our Remote Power Patent for its remaining life.

Subsequent to the quarter ended September 30, 2017, Network-1 achieved additional litigation settlements with Avaya, Inc. and Juniper Networks, Inc. with respect to its patent infringement litigation in the United States District Court, Eastern District of Texas, relating to its Remote Power Patent, as referenced below.

On November 1, 2017, Network-1 agreed to settle its litigation against defendant Juniper Networks, Inc. ("Juniper").  Under the terms of the settlement, Juniper will pay $13,250,000 to Network-1 and receive a full-paid license for the Remote Power Patent for its remaining life.

On October 16, 2017, the U.S. Bankruptcy Court of the Southern District of New York approved the Network-1's settlement with Avaya, Inc. ("Avaya").  As part of the settlement, Avaya, which on January 19, 2007 had filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, entered into a non-exclusive license agreement for the full term of our Remote Power Patent.  Under the terms of the license, Avaya paid a lump sum amount for sales of certain designated Power over Ethernet ("PoE") products, and an ongoing royalty  for  other designated PoE products.  In addition, Avaya agreed we shall have an allowed general unsecured claim ("Allowed Claim") in the amount of $40,000,000 relating to all acts occurring on or before January 19, 2017.

Under the Debtors' (Avaya and certain of its affiliates) First Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and Its Debtor Affiliates, which the Debtors filed with the Bankruptcy Court on August 24, 2017, and the Modified Global Plan Settlement, dated October 11, 2017 (collectively, the "Plan") the Debtors have estimated that the total amount of general unsecured claims that will ultimately be allowed will total approximately $305,000,000 which, based on the treatment of general unsecured creditors therein, would result in estimated recoveries for the holders of general unsecured claims of approximately 18.9%.  The Debtors have acknowledged in the Plan that depending on its ability to successfully prosecute or otherwise reduce the remaining outstanding claims, the total amount of the general unsecured claims could be substantially higher which would decrease the percentage recoveries to the holders of general unsecured claims, including Network-1's unsecured claim.  In such an event, the amount recovered by Network-1 under its Allowed Claim could be substantially lower than 18.9%.  A hearing to consider confirmation of the Plan is currently scheduled to commence on November 15, 2017.  There is no assurance that the Bankruptcy Court will confirm the Plan or any other Chapter 11 plan, and no assurance of the recovery for general unsecured claims under either the Plan or any other Chapter 11 plan.

On November 13, 2017, a jury in the United States District Court for the Eastern District of Texas, Tyler Division, determined that certain claims of our Remote Power Patent (U.S. Patent No. 6,218,930) are invalid and not infringed by Hewlett-Packard.  The jury verdict of invalidity and non-infringement, or a final judgment based on this verdict, may be determined to relieve some of our licensees of our Remote Power Patent from their obligation to continue to pay royalties to us, including Cisco Systems, Inc., our largest licensee.  Such a determination would have a material adverse effect on our business and results of operations.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-six (36) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the effect on our business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of our Remote Power Patent and finding non-infringement, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The unaudited condensed consolidated statements of income and comprehensive income and unaudited condensed consolidated balance sheet are attached.

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

REVENUE	$3,237,000	$34,326,000	$14,320,000	$59,963,000

OPERATING EXPENSES:
Costs of revenue	964,000	16,943,000	4,339,000	24,183,000
Professional fees and related costs	534,000	633,000	1,154,000	1,458,000
General and administrative	434,000	428,000	1,358,000	1,256,000
Amortization of patents	50,000	49,000	150,000	760,000
Stock-based compensation	237,000	189,000	711,000	233,000
Contingent patent cost	—	—	—	500,000
TOTAL OPERATING EXPENSES	2,219,000	18,242,000	7,712,000	28,390,000

OPERATING INCOME	1,018,000	16,084,000	6,608,000	31,573,000
OTHER INCOME:
Interest income, net	55,000	24,000	89,000	50,000

INCOME BEFORE INCOME TAXES	1,073,000	16,108,000	6,697,000	31,623,000

INCOME TAXES:
Current	425,000	3,817,000	2,198,000	4,198,000
Deferred taxes, net	—	1,459,000	39,000	4,543,000
Total income taxes	425,000	5,276,000	2,237,000	8,741,000

NET INCOME	$648,000	$10,832,000	$4,460,000	$22,882,000

Net Income Per Share
Basic	$0.03	$0.46	$0.18	$0.98
Diluted	$0.02	$0.43	$0.17	$0.93

Weighted average common shares outstanding:
Basic	24,150,388	23,320,514	24,185,129	23,291,408
Diluted	26,412,139	25,198,142	26,480,084	24,700,784

Cash dividends declared per share	$0.05	$—	$0.10	$—

NET INCOME	648,000	$10,832,000	$4,460,000	$22,882,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss) on securities available-for-sale arising during the period	(2,000)	(4,000)	(1,000)	39,000

COMPREHENSIVE INCOME	$646,000	$10,828,000	$4,459,000	$22,921,000

Condensed Consolidated Balance Sheet as of September 30, 2017 (Unaudited)

Cash and cash equivalents	$52,265,000

Total current assets	$57,217,000

Total assets	$58,535,000

Total current liabilities	$3, 116,000

Total stockholders' equity	$55,419,000